Exhibit 10.2

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), is made and entered into as of June 14, 2026, by and among Roku, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders (each, a “Covered Stockholder”, and collectively, the “Covered Stockholders”) of Fox Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Company, Parent, Falcon Merger Sub 1, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub 1”), and Falcon Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub 2”), have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Surviving Corporation”, and such merger, the “First Merger”) and, immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving company in the Second Merger (the “Surviving Company”);

WHEREAS, each Covered Stockholder holds and is entitled to vote (or direct the voting of) the number of shares of Parent Class B Common Stock (“Parent Shares”) set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of Parent) has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” means, with respect to any Covered Stockholder, the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof, (ii) such date and time as the Mergers shall have become effective in accordance with the terms and provisions of the Merger Agreement and (iii) such date and time as the Merger Agreement shall have been amended or supplemented, or any provision thereof waived, in a manner (A) that increases the amount, or changes the form, of the Merger Consideration (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement), (B) that increases the number of designees of the Board of Directors of the Company that will be included on the Board of Directors of Parent at Closing or (C) that is otherwise in any way material and adverse to a Covered Stockholder or Parent stockholders generally, in each case, without the prior written consent of such Covered Stockholder.

(b) “LGC Collateralized Loan” means that certain collateralized term note, dated September 8, 2025, made by LGC Holdco, LLC in favor of JPMorgan Chase Bank, N.A. (“JPM”).

(c) “Covered Shares” means, with respect to any Covered Stockholder and except to the extent such Parent Shares or securities (or any right or interest therein) have been Transferred in accordance with Section 2, (i) all Parent Shares set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto, or that such Covered Stockholder otherwise is the beneficial owner of as of the date hereof, and (ii) all Parent Shares that such Covered Stockholder comes to hold and to be entitled to vote (or direct the voting of) or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of Parent, or other equity interests exercisable for or convertible into Parent Shares or other voting securities or instruments of Parent, that such Covered Stockholder comes to hold and be entitled to vote (or direct the voting of) or otherwise acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of Parent).

(d) “Transfer” means, with respect to any Covered Stockholder, that such Covered Stockholder directly or indirectly (i) sells, pledges, encumbers, exchanges, assigns, offers, grants an option with respect to, transfers, tenders or otherwise disposes of a Covered Share of such Covered Stockholder or any direct or indirect interest in any such Covered Share (including by gift, merger or operation of law), (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of a Covered Share or any direct or indirect interest in a Covered Share (including by gift, merger or operation of law) or (iii) enters into any Contract committing or agreeing, or otherwise commits or agrees, to take any of the foregoing actions.

(e) “beneficially own”, “beneficial ownership” and correlatives of the same shall have the meaning set forth under Rule 13d-3 of the Exchange Act.

2. Transfer of Parent Shares.

(a) Transfer Restrictions. From the date hereof until the earlier of the Expiration Date and the receipt of the Parent Stockholder Approval, and except pursuant to the terms of this Agreement, each Covered Stockholder hereby agrees not to Transfer (or cause or permit the Transfer of) any Covered Shares of such Covered Stockholder, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except that (i) any Covered Stockholder may Transfer any or all of such Covered Shares (1) to or with another Covered Stockholder or (2) to or with a Permitted Transferee if, as a condition hereto, (x) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were an original party hereto (in the form attached hereto as Exhibit A) and (y) prompt written notice of such Transfer to such Permitted Transferee is delivered to the Company together with an executed copy of such agreement no less than five (5) business days prior to the time of such Permitted Transfer, stating the name and address of the transferee and identifying the Covered Shares being transferred to the transferee and (ii) any Covered Stockholder may Transfer Covered Shares to JPM pursuant to the LGC Collateralized Loan, JPM may exercise all of its rights as the “Bank” under and as defined in the LGC Collateralized Loan, including, without limitation, Transferring Covered Shares and exercising any of the other remedies set forth in Section 12 of the LGC Collateralized Loan, and any Covered Stockholder may take actions to facilitate or allow for the foregoing, in accordance with the terms and conditions of the LGC Collateralized Loan. For the purposes of this Agreement, (A) a “Permitted Transferee” means, with respect to each Covered Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild (each, a “Permitted Family Member”) of such Covered Stockholder or of Lachlan Murdoch, Chloe Murdoch or Grace Murdoch (each, a “Family Member”), (ii) any Person by will or the laws of intestacy, (iii) any of the LGC Family Trusts or any trust, the beneficiaries of which include only Family Members and their respective Permitted Family Members (including the individuals described in clause (ii)), (iv) any partnership or limited liability company, all partners or members of which include only the Covered Stockholder, the Family Members and his or her or their respective Permitted Family Members (including the individuals described in clause (ii)) and any trust for the benefit of such individuals, (v) if such Covered Stockholder is an entity, any of its partners (including limited or general partners), members and stockholders in connection with a pro rata distribution of any or all of such Covered Stockholder’s Covered Shares, and (vi) if such Covered Stockholder is a trust, any beneficiary of such trust, and (B) the “LGC Family Trusts” means the LGC Family Trust for the benefit of Lachlan Murdoch, the LGC Family Trust for the benefit of Chloe Murdoch and the LGC Family Trust for the benefit of Grace Murdoch, and, in each case, their respective descendants and charitable organizations. For the avoidance of doubt, a Permitted Transferee may Transfer any and all Covered Shares that were Transferred to such Transferee to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 2(a), as if such Permitted Transferee were a “Covered Stockholder”.

(b) Transfer of Voting Rights. From the date hereof until the earlier of the Expiration Date and the receipt of the Parent Stockholder Approval, each Covered Stockholder hereby agrees not to deposit (or cause or permit the deposit of) any Covered Shares of such Covered Stockholder in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of or that is inconsistent with the obligations of such Covered Stockholder under this Agreement with respect to any Covered Shares of such Covered Stockholder.

(c) Consequences. Any Transfer (or purported Transfer), which, for the avoidance of doubt, includes any of the actions described in Section 2(b), in breach of this Agreement shall be null and void and of no force or effect.

3. Agreement to Vote Parent Shares.

(a) From the date hereof until the Expiration Date, at every meeting of holders of Parent Shares concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, and at every adjournment or postponement thereof, and on every vote, action or approval by written consent of the stockholders of Parent concerning any proposal related to the Transactions or at which any matter set forth in this Section 3(a) is being considered, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of Parent) shall, or shall cause the holder of record on any applicable record date to, vote (or execute consents with respect to) or cause to be voted (or consents to be executed with respect to), all of such Covered Stockholder’s Covered Shares, unless the Board of Directors of Parent has made a Parent Change in Recommendation, which has not been rescinded or withdrawn:

(i) in favor of the approval of the issuance of Parent Class A Common Stock pursuant to the Merger Agreement (the “Parent Stock Issuance”);

(ii) in favor of any proposal to adjourn or postpone any meeting of Parent’s stockholders to a later date, (A) if there are not sufficient votes to approve the Parent Stock Issuance, (B) if a quorum is not present or (C) that the Board of Directors of Parent otherwise supports and recommends in favor of in furtherance of obtaining the Parent Stockholder Approval;

(iii) against (x) approval of any proposal made in opposition to the approval of the Parent Stock Issuance, the Mergers and the other Transactions or (y) in competition or inconsistent with the Parent Stock Issuance, the Mergers and the other Transactions, including any Parent Acquisition Proposal and any Alternative Parent Acquisition Agreement;

(iv) against any action, proposal or agreement that (x) would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of Parent or the Merger Subs under the Merger Agreement or (y) would reasonably be expected to prevent or materially delay or adversely affect the consummation of the Parent Stock Issuance, the Mergers or the other Transactions; and

(v) against any amendment to the certificate of incorporation or bylaws of Parent, in each case, that would reasonably be expected to result in the conversion of such Covered Stockholder’s shares of Parent Class B Common Stock (if any) into shares of Parent Class A Common Stock.

(b) From the date hereof until the Expiration Date, unless the Board of Directors of the Company has made a Company Change in Recommendation, which has not been rescinded or withdrawn, at every meeting of holders of Parent Shares concerning any proposal related to the Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent concerning any proposal related to the Transactions, each Covered Stockholder (in such Covered Stockholder’s capacity as a stockholder of Parent or beneficial owner of Parent Shares) shall, or shall cause the holder of record on any applicable record date to, vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all of such Covered Stockholder’s Covered Shares in favor of any approval of the holders of the shares of Parent Class B Common Stock, voting separately as a class, that is or may be required in connection with the Mergers or the Transactions.

(c) From the date hereof until the Expiration Date, in the event that a meeting of the stockholders of Parent is held, each Covered Stockholder shall, or shall cause the holder of record of any of the Covered Shares beneficially owned by such Covered Stockholder on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares beneficially owned by such Covered Stockholder to be counted as present thereat for purposes of establishing a quorum (including any adjournment or postponement thereof).

(d) From the date hereof until the Expiration Date, each Covered Stockholder hereby agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Commencement or Participation in Proceedings. Each Covered Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of, any Proceeding against Parent and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Proceedings is not prohibited) with respect to, any litigation relating to the Merger Agreement or the Transactions (including the Parent Stock Issuance), including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of Parent or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that the foregoing shall not restrict any Covered Stockholder from asserting any counterclaims or defenses in connection with any claim or other Proceeding brought against such Covered Stockholder or any of its Affiliates or Representatives arising out of or in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Covered Stockholder (or a designee of such Covered Stockholder) who is a director or officer of Parent from acting in such capacity or fulfilling the obligations of such office, including by acting or voting in his capacity as a director or officer of Parent, in such Covered Stockholder’s (or such Covered Stockholder’s designee’s) sole discretion on any matter, including causing Parent to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions shall be deemed a breach of this Agreement (it being understood that this Agreement shall apply to such Covered Stockholder solely in such Covered Stockholder’s capacity as a stockholder of Parent), including with respect to Section 5.03 of the Merger Agreement. In this regard, such Covered Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Covered Stockholder’s capacity as a director or officer of Parent, including with respect to Section 5.03 of the Merger Agreement.

6. No Solicitation. Each Covered Stockholder shall not, and shall cause each of such Covered Stockholder’s controlled Affiliates not to, and shall instruct and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, take any action which, were it taken by Parent, its Subsidiaries or any of their respective Representatives, would violate Section 5.03 of the Merger Agreement. Each Covered Stockholder shall, and each Covered Stockholder shall cause such Covered Stockholder’s controlled Affiliates (other than Parent and its Subsidiaries) and use such Covered Stockholder’s reasonable best efforts to cause such Covered Stockholder’s Representatives to, immediately cease and cause to be terminated any discussions, solicitations or negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal. Notwithstanding the other provisions of this Section 6, each Covered Stockholder may (and may permit such Covered Stockholder’s controlled Affiliates and such Covered Stockholder’s and such Covered Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with and provide information and data to any Person making a Parent Acquisition Proposal (or its Representatives) with respect to such Parent Acquisition Proposal if Parent is engaging in discussions or negotiations with or providing information to such Person in accordance with Section 5.02 of the Merger Agreement, provided that the Covered Stockholder conducts such activities in accordance with the terms and conditions of the Merger Agreement, as applicable.  For the avoidance of doubt, Parent and its Subsidiaries shall not be deemed Affiliates of a Covered Stockholder for purposes of this Agreement.

7. Notices, Conversion and Irrevocable Proxy.

(a) Additional Parent Shares. Each Covered Stockholder hereby agrees that in the event such Covered Stockholder acquires or receives, directly or indirectly, beneficial ownership of any Parent Shares or other voting securities or instruments of Parent or equity interests exercisable for or convertible into Parent Shares or other voting securities or instruments of Parent after the execution of this Agreement, such Covered Stockholder shall promptly deliver to the Company a written notice in accordance with Section 15(d) indicating the number and type of such Parent Shares or other voting securities or instruments.

(b) No Conversion. Without limiting the provisions of Section 2 hereof, from the date hereof until the earlier of the Expiration Date and the Parent Stockholder Approval, each Covered Stockholder shall not convert (nor cause to be converted) any shares of Parent Class B Common Stock that are Covered Shares into shares of Parent Class A Common Stock.  Any conversion of shares of Parent Class B Common Stock in violation of this Agreement shall, to the fullest extent permitted by Law, be null and void ab initio.

8. Representations and Warranties of the Company. The Company hereby represents to each Covered Stockholder as follows:

(a) Organization and Qualification. The Company is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of the Company (or its board of directors or stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Covered Stockholders, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) the Company’s certificate of incorporation or bylaws, (ii) any other Contract to which the Company is a party or by which the Company may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of the Company to perform its obligations under this Agreement, or (iii) any Order or Law applicable to the Company.

(d) No Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any Order to which the Company is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of the Company to fully perform its obligations under this Agreement.

9. Representations and Warranties of the Covered Stockholders. Each Covered Stockholder hereby represents and warrants to the Company as follows:

(a) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b) Authority; Binding Agreement. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Covered Stockholder is not an individual, such Covered Stockholder has full power and authority to execute and deliver this Agreement, to perform such Covered Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and no other actions on the part of such Covered Stockholder (or its governing body, board of directors, members, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Covered Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts. None of the execution and delivery by such Covered Stockholder of this Agreement, the performance by such Covered Stockholder of such Covered Stockholder’s obligations hereunder or the consummation by such Covered Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) if such Covered Stockholder is not an individual, such Covered Stockholder’s certificate of formation, operating agreement or comparable organizational documents, as applicable, (ii) any other Contract to which such Covered Stockholder is a party or by which such Covered Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Covered Stockholder to perform such Covered Stockholder’s obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Transactions, or (iii) any Order or Law applicable to such Covered Stockholder. The execution, delivery and performance by such Covered Stockholder of this Agreement, and the consummation by such Covered Stockholder of the transactions contemplated hereby, require no action, consent or approval by or in respect of, or filing with, any Governmental Entity or any other Person.

(d) Ownership of Parent Shares. Such Covered Stockholder (i) is the lawful record and beneficial owner of the Parent Shares set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto and has the sole power to vote (or cause to be voted) and to dispose (or cause the disposition of) or otherwise Transfer such Parent Shares, all of which Covered Shares are owned and held free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (other than those (v) created by this Agreement, (w) applicable to such Covered Stockholder’s Covered Shares that may exist pursuant to securities Laws, (x) under Parent’s organizational documents or (y) pursuant to the LGC Collateralized Loan, and (ii) as of the date hereof, does not hold or have the right to vote (or cause the voting of) or otherwise beneficially own any shares of any class of stock of Parent or other securities of Parent or any interest therein or any voting rights with respect to any securities of Parent other than the Parent Shares set forth opposite such Covered Stockholder’s name on Schedule 1 attached hereto.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of such Covered Stockholder in his or its capacity as a stockholder of Parent.

(f) No Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Covered Stockholder, threatened against such Covered Stockholder, or any Order to which such Covered Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or impair or otherwise adversely affect (x) the ability of such Covered Stockholder to fully perform such Covered Stockholder’s obligations under this Agreement or (y) the consummation of the Transactions.

10. Disclosure. Each Covered Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Registration Statement or other disclosure document required by applicable Law to be filed with the SEC, Nasdaq or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of such Covered Stockholder’s identity and ownership, this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that the Company shall (with respect to any disclosures to be made by the Company) give each Covered Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures (solely to the extent such disclosure relates to this Agreement or specifically to such Covered Stockholder in their capacity as such) prior to any such disclosures being made public (provided, that by executing this Agreement, such Covered Stockholder hereby consents to the filing of this Agreement by the Company and Parent on a Current Report on Form 8-K and any other periodic reports, in the Registration Statement and in any other disclosure document required by applicable Law to be filed with the SEC, Nasdaq or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, with such redactions as such Covered Stockholder may reasonably request and that are permitted by applicable Law). The Company hereby consents to and authorizes the publication and disclosure by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity by the Covered Stockholder (in such Covered Stockholder’s capacity as such) in connection with this Agreement, Merger Agreement or the transactions contemplated thereby, the Company’s identity as a counterparty to this Agreement and the nature of such Covered Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that, the applicable Covered Stockholder shall (with respect to any of its disclosures) give the Company and its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, the Company hereby consents to the filing of this Agreement by each Covered Stockholder in any disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). No Covered Stockholder shall issue any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger Agreement without the Company’s prior written consent (in the Company’s sole discretion), except as may be required by applicable Law, and in the event of any proposed statement or disclosure, a Covered Stockholder shall provide the Company a reasonable opportunity to review and comment on and consult with the Company with respect to, such proposed disclosure.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Covered Stockholder, and, except as otherwise provided herein, the Company shall not have any authority to direct any Covered Stockholder in the voting or disposition of any Covered Shares. For the avoidance of doubt, each Covered Stockholder shall be entitled to any dividends or other distributions declared by the Board of Directors of Parent with respect to such Covered Stockholder’s Covered Shares having a record date prior to the Effective Time.

12. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to fulfill such Covered Stockholder’s obligations under this Agreement.

13. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Covered Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares of such Covered Stockholder (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Parent following the Expiration Date.

14. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability for, or otherwise limit the liability of a Covered Stockholder in respect of, any Intentional Breach of this Agreement prior to the termination hereof; provided, that, other than any Intentional Breach of Section 3 or Section 7(b), in no event shall the aggregate liability of the Covered Stockholders for monetary damages resulting from any breach of this Agreement exceed the aggregate amount of Merger Consideration that the Sellside Supporting Stockholders, taken together, would be entitled to receive pursuant to the Merger Agreement; provided, further, that nothing herein shall impair or otherwise impact the Company’s right to specific performance or injunctive relief pursuant to Section 15(j) below, and this Section 14 and Sections 1, 5 and 15 (as applicable) shall survive any termination of this Agreement. For purposes of the above, the phrase “Intentional Breach” shall have the meaning ascribed to it in the Merger Agreement as applied to this Agreement.

15. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(b) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c) Governing Law and Venue; Waiver of Jury Trial.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. In any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 15(d) shall be effective service of process for any such action.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(c).

(d) Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to the Company:

Roku, Inc.
1173 Coleman Avenue
San Jose, California 95110
Attention: Chris Handman; Senior Vice President and General Counsel
Email: [***]

with copies to (which shall not constitute notice):

Goodwin Procter LLP
Joshua M. Zachariah
Craig M. Schmitz
James Ding
Email: jzachariah@goodwinlaw.com
cschmitz@goodwinlaw.com
jding@goodwinlaw.com

if to a Covered Stockholder, to such Covered Stockholder at the address corresponding to such Covered Stockholder’s name on Schedule 1, with copies to (which shall not constitute notice):

LGC Holdco, LLC and Cruden 2, LLC
Attention: Michaelle D. Rafferty
4785 Caughlin Parkway
Reno, Nevada 89519
Email: mrafferty@mcllawfirm.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement (to the extent incorporated or referenced herein) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Interpretation.

(i) The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any assignment in contravention of the preceding sentence shall be null and void.

(j) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 15(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company otherwise has an adequate remedy at law.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

ROKU, INC.

By:	/s/ Anthony Wood
Name: Anthony Wood
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

CRUDEN 2, LLC

By:	/s/ Michael Roberson
Name: Michael Roberson
Title: Managing Director

LGC HOLDCO, LLC
by its sole manager, Cruden 2, LLC

By:	/s/ Michael Roberson
Name: Michael Roberson
Title: Managing Director

Schedule 1

Covered Stockholder	Number of Shares of Parent Class B Common Stock Beneficially Owned
LGC Holdco, LLC	85,372,810
Cruden 2, LLC (all of the Parent Shares beneficially owned by Cruden 2, LLC are directly owned by LGC Holdco, LLC)

EXHIBIT A

Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned (the “Permitted Transferee”) pursuant to the terms of that certain Voting and Support Agreement, dated as of June 14, 2026 (the “Agreement”), by and among Roku, Inc., a Delaware corporation (the “Company”),  [●] (the “Covered Stockholder”), and the other stockholders of Fox Corporation, a Delaware corporation party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

 It is proposed that the Covered Stockholder Transfer [●] Parent Shares (the “Subject Shares”) to the Permitted Transferee pursuant to Section 2(a)(2) of the Agreement.

As a condition to such Transfer, the execution of this Joinder Agreement, the Permitted Transferee agrees as follows:

(a)  Acknowledgment. The Permitted Transferee acknowledges that the Permitted Transferee has received and reviewed the Agreement and understands the terms and conditions thereof and agrees that the Subject Shares being acquired by the Permitted Transferee constitute Covered Shares of the Covered Stockholder subject to the terms and conditions of the Agreement.

(b)  Agreement. The Permitted Transferee hereby (i) adopts the Agreement and agrees to be bound by and to perform and comply with the terms and conditions thereof with the same force and effect as if the Permitted Transferee were an original party thereto, (ii) acknowledges and agrees that the Subject Shares being acquired by the Permitted Transferee constitute Covered Shares and shall be subject to the terms of the Agreement, and (iii) makes the representations and warranties to the Company set forth in Section 9 of the Agreement and otherwise agrees to be subject to the obligations and restrictions of the Agreement as a Covered Stockholder thereunder.

(c) Notice. Any notice required or permitted by the Agreement shall be given to the Permitted Transferee at the address listed beneath the Permitted Transferee’s signature below.

(d) Binding Effect. This Joinder Agreement is the legal, valid and binding obligation of the Permitted Transferee, enforceable against the Permitted Transferee in accordance with its terms. Section 15 of the Agreement is incorporated by reference herein, mutatis mutandis, except that the Company is an express third-party beneficiary of this Joinder Agreement and shall have the right to enforce this Joinder Agreement and the Agreement directly against the Permitted Transferee.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Notice Details
[Address]

with copies to (which shall not constitute notice):